Exhibit 99.1

EXPRESSJET REPORTS JULY 2010 PERFORMANCE

            HOUSTON, August 12, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported traffic and capacity results for July 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 935 million, and available seat miles (ASM) flown were 1,116 million.  ExpressJet's July load factor for Partner Flying was 83.8%.  The company flew 71,630 block hours and operated 40,437 departures during the month as Continental Express and United Express.  During July 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 822 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation (charter) division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended July 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within the Corporate Aviation (charter) division.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports July 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending July 31, 2010		Month Ending July 31, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	935		775		21%
Available Seat Miles (ASM) (millions)	1,116		923		21%
Passenger Load Factor	83.8%		84.0%		(0.2) pts
Block Hours	71,630	822	59,202	3,943	21%	(79%)
Departures	40,437		31,951		27%
Stage Length	553		579		(5%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	5,526		4,498		23%
Available Seat Miles (ASM) (millions)	6,956		5,857		19%
Passenger Load Factor	79.4%		76.8%		2.6 pts
Block Hours	445,404	5,916	380,795	12,019	17%	(51%)
Departures	247,197		200,684		23%
Stage Length	564		585		(4%)
Fleet	231	13	214	30	8%	(56%)

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